UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐
Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

KIDOZ inc.

(Name of Subject Company)

N/A

(Translation of Subject Company’s Name into English (if applicable))

Canada

(Jurisdiction of Subject Company’s Incorporation or Organization)

KIDOZ INC.

(Name of Person(s) Furnishing Form)

Common Stock

(Title of Class of Subject Securities)

493947105

(CUSIP Number of Class of Securities (if applicable))

KIDOZ Inc.

Attn: Henry Bromley

Suite 220, 1685 West 4th Avenue

Vancouver, BC, V6J 1L8

Canada

+1 604 694-0300

(Name, Address (including zip code) and Telephone Number (including area code)

of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

January 1, 2023

(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

Exhibit Number	Description

Exhibit 99.1	Schedule 14A – Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed October 12, 2022.

Exhibit 99.2	Form 8-K – announcing the results of the AGM filed November 30, 2022

Exhibit 99.3	Form 8-K – Press release announcing the continuance into Canada, including the Bylaws in accordance with Canada Business Corporations Act, the Certificate of Continuance issued by Canada Business Corporations Act and Articles of Continuance filed with Canada Business Corporations Act filed January 5, 2023.

Exhibit 99.4	Form 8-K - Press release announcing the continuance into Canada, and material change report on Form 51-102F3 filed January 11, 2023

Item 2. Informational Legends

Not applicable

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)	Not applicable

(2)	Not applicable

(3)	Not applicable

PART III – CONSENT TO SERVICE OF PROCESS

Kidoz Inc. is submitting to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated January 30, 2024 concurrently with the furnishing of this Form CB.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date : January 30, 2024	By:	/s/ J. M. Williams
J. M. WILLIAMS,
CEO